 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 30, 2012

PHARMATHENE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 30, 2012, PharmAthene, Inc. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with General Electric Capital Corporation (“GE Capital”), as lender and agent for other lenders that may subsequently become party to the agreement. The Loan Agreement provides for a senior secured debt facility including a $2.5 million term loan and a revolving line of credit of up to $5 million based on the Company’s outstanding qualified accounts receivable.  On March 30, 2012, the term loan was funded for an aggregate amount of $2.5 million (approximately $2.4 million net of expenses) and $858,000 were disbursed to the Company in connection with the initial draw on the line of credit.

The fixed interest rate on the term loan is 10.14% per annum. The Line of Credit has an adjustable interest rate based upon 3-month London Interbank Offered Rate (LIBOR), with a floor of 1.5%, plus 5%. As of March 30, 2012, this interest rate was 6.5%.  Both the term loan and the revolving line of credit mature in September 2015.  Payments on the term loan are interest-only for the first 10 months, which may be extended to 12 months if certain conditions described in the Loan Agreement are met. Subsequently, the term loan will fully amortize over its remaining term.

If the Company prepays the term loan and terminates the revolving line of credit prior to the scheduled maturity date, it is obligated to pay a prepayment premium equal to 3% of the then outstanding principal amount of the term loan during the first two years of the loan and 2% during the third year and thereafter.

The Company’s obligations under the Loan Agreement are secured by a security interest in substantially all of the Company’s assets. While the security interest does not, except in limited circumstances, cover the Company’s intellectual property, it does cover any proceeds to the Company from the use of intellectual property.

The Loan Agreement contains customary representations, warranties and covenants, including limitations on acquisitions, dispositions, incurrence of indebtedness and the granting of security interests. The representations, warranties and covenants contained in the Loan Agreement were made only for purposes of such agreement and as of a specific date or specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures exchanged between the parties in connection with the execution of the Loan Agreement.

Upon the occurrence and during the continuance of any event of default, GE Capital may, and at the written request of the requisite lenders shall, terminate the commitments under the facilities and declare any or all of the obligations to be immediately due and payable, without demand or notice to the Company; however, any event of default relating to timely payment of debts, insolvency, liquidation, bankruptcy or similar events will result in automatic acceleration. Among the remedies available to GE Capital in case of an event of default are the taking possession and disposition of any collateral under the Loan Agreement.

In connection with the facilities, the Company issued to an affiliate of GE Capital a warrant to purchase 46,584 shares of the Company’s common stock at an exercise price of $1.61 per share, subject to customary anti-dilution adjustments.

The above descriptions of the Loan Agreement and the warrant are not complete and are qualified in their entirety by reference to the text of the Loan Agreement and the warrant, which are attached to this Current Report on Form 8-K as Exhibits 10.1 and 10.2, respectively, and are incorporated herein by reference to such exhibits.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required to be disclosed under this Item is incorporated herein by reference to Item 1.01.

Item 9.01	Financial Statements and Exhibits.

Exhibit 10.1	Loan and Security Agreement, dated March 30, 2012.
Exhibit 10.2	Form of warrant to purchase 46,584 shares of common stock.
Exhibit 99.1	Press Release, dated April 3, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: April 3, 2012	By:	/s/ Jordan P. Karp___________________________
Jordan P. Karp, Esq.
Senior Vice President and General Counsel